As filed with the Securities and Exchange Commission on September 16, 2011

Registration No. 333-175407

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
(Amendment No. 2)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Yongye International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-8051010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6th Floor, Suite 608, Xue Yuan International Tower
No. 1 Zhichun Road, Haidian District, Beijing, PRC
(86) 10 8231 8866
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Law Debenture Trust Company of New York
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code and telephone number,
including area code, of agent for service)

With copies to:
Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4159
Fax: (212) 504-3013

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	9,869,205	(2)	$8.80	(3)	$86,849,004.00	$10,083.17
Common Stock, $0.001 par value	2,165,843		$5.61	(4)	12,150,379.23	$1,410.66
Total	12,035,048		$8.80		$98,999,383.23	$11,493.83	(5)

(1)  In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)  Represents the maximum aggregate number of shares of the Company’s Common Stock receivable upon conversion of (a) 5,681,818 currently outstanding shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 (the “Convertible Preferred Stock”), and (b) shares of Convertible Preferred Stock which may be issued as pay-in-kind dividends on such shares of Convertible Preferred Stock in the future.

(3)  Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(g) promulgated under the Securities Act based upon the higher of the conversion price and the average of the high and low prices for the Company’s Common Stock on NASDAQ Global Select Market.

(4)  Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) promulgated under the Securities Act based upon the average of the high and low prices for the Company’s Common Stock on the NASDAQ Global Select Market on September 13, 2011.

(5)  Computed in accordance with Section 6(b) of the Securities Act.  $10,083.17 has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 16, 2011

12,035,048 Shares of Common Stock

YONGYE INTERNATIONAL, INC.

This prospectus relates to the resale of up to 12,035,048 shares (the “Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), of which 9,869,205 are issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”) (including shares of Convertible Preferred Stock which may be issued as dividends in respect thereof) and Shares that MSPEA Agriculture Holding Limited (“MSPEA”), one of the selling stockholders identified in this prospectus (the “Selling Stockholders”) may receive in the event that we have not achieved an Income Target (as defined below) and have engaged in certain additional issuances of our equity securities that were not approved in writing by holders of a majority of the Convertible Preferred Stock then outstanding (subject to certain exceptions) but for which no adjustment was made to such Income Target; 2,128,043 of which were acquired by the Selling Stockholders through open market purchases in August and September 2011; and 37,800 of which were purchased by certain of the Selling Stockholders prior to the Financing in the ordinary course of business.  The Shares are being offered by the Selling Stockholders.  We may add, update or change the Selling Stockholders identified in this prospectus in a prospectus supplement.  To the extent that a statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See “Use of Proceeds.” The Selling Stockholders may sell their Shares on any stock exchange, market or trading facility on which the Shares are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We have agreed to pay certain expenses in connection with the registration of the Shares.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for certain risks and uncertainties that you should consider.

Our Common Stock is traded on The NASDAQ Global Select Market under the symbol “YONG.” The closing price for our Common Stock on NASDAQ on September 15, 2011 was $5.57 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______________, 2011

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RECENT DEVELOPMENTS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	4
USE OF PROCEEDS	26
SELLING STOCKHOLDERS	27
PLAN OF DISTRIBUTION	29
LEGAL MATTERS	31
EXPERTS	31
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	31
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US	31

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the context requires otherwise, in this prospectus, the words “Company,” “Yongye,” “we,” “us” and “our” refer to Yongye International, Inc., a Nevada corporation.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

Our Company

We are engaged in the manufacture, research, development and sale of fulvic acid based liquid and powder nutrient compounds for plants and animals respectively which are used in the agriculture industry. Currently, we manufacture and sell two principal products. Our universal liquid plant product consists of our fulvic acid compound base mixed with additional nutrients that plants typically need to grow. It is applied to various types of crops by mixing with water and spraying directly on the plants, typically in conjunction with normal fertilizer and pesticide usage. Our animal product is a powder and consists of our fulvic acid base compound mixed with other nutrients and Chinese herbs. Our animal product is currently targeted at and administered to dairy cows by mixing the powder product with cows' food as its antibiotic-type properties typically help decrease inflammation and alleviate pain due to mastitis which occurs as a result of milking. Both of our current products are marketed under the name “Shengmingsu”. We have been engaged in the development of liquid plant products that are tailored for specific crops and powder animal products for cows, pigs, chickens and sheep. These products will supplement our current product offering.

We believe our proprietary process for extracting fulvic acid from humic acid, patented processes for manufacturing liquid plant nutrient product and powder animal nutrient product differentiate us in the China market and enable us to provide high quality products that deliver reliable results for the end users of our products from season to season.

RECENT DEVELOPMENTS

Preferred Stock Financing

On May 29, 2011, we entered into a Securities Purchase Agreement with MSPEA and Full Alliance International Limited (“Full Alliance”), pursuant to which MSPEA purchased 5,681,818 shares of Convertible Preferred Stock (the “Purchased Shares”) for an aggregate purchase price of $50 million on June 9, 2011 (the “Financing”).

The terms of the Convertible Preferred Stock and the other agreements entered into in connection with the Financing are described in the Current Reports on Form 8-K we filed with the SEC on May 31, 2011 (the “May 8-K”) and June 10, 2011 (the “June 8-K,” and together with the May 8-K, the “Financing 8-Ks”) which are incorporated herein by reference.

Class Action Litigation

On May 26, 2011 and June 3, 2011, we and certain of our officers and directors were named in class action lawsuits filed in the US Federal District Court for the Southern District of New York alleging, among other things, that we and such officers and directors issued false and misleading information to investors about our financial and business condition. On July 19, 2011 we and certain of our officers and directors were named in a derivative suit filed in the First Judicial District Court of the State of Nevada and for Carson City alleging, among other things, that our directors and officers breached their fiduciary duties to the Company, misrepresented the Company’s earnings, wasted corporate assets and unjustly enriched themselves at the expense of the Company. We believe the claims contained in these lawsuits to be without merit and intend to defend ourselves vigorously.

Acquisition of Mineral Exploration Rights

On September 6, 2011, we announced the receipt of a mineral resource exploration permit by a wholly-owned subsidiary of our main operating entity in China regarding our project site in Wuchuan, Inner Mongolia, China.  This permit gives us exclusive exploration rights for the 29.74 square kilometer project for an initial period of three years effective August 2, 2011.

Executive Offices

Our principal executive offices are located on the 6th Floor, Suite 608, at Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing, PRC. Our telephone number at that address is +86-10-8232-8866. Our corporate website is www.yongyeintl.com, but that information is not part of this prospectus.

The Offering

Shares of Common Stock being registered hereunder
Up to 12,035,048 Shares of Common Stock representing (i) 2,165,843 Shares of Common Stock and (ii) the maximum aggregate number of Shares of our Common Stock receivable upon conversion of (a) 5,681,818 currently outstanding shares of our Convertible Preferred Stock and (b) shares of Convertible Preferred Stock which may be issued as pay-in-kind dividends on such shares of Convertible Preferred Stock in the future and (iii) Shares of Common Stock that MSPEA may receive in the event that we have not achieved an Income Target (as defined below) and have engaged in certain additional issuances of our equity securities that were not approved in writing by holders of a majority of the Convertible Preferred Stock then outstanding (subject to certain exceptions) but for which no adjustment was made to such Income Target.

Common Stock outstanding as of September 15, 2011	49,370,711 shares of Common Stock.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

Risk Factors
An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 4.

NASDAQ Global Select Market Symbol	YONG

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus including the documents incorporated by reference herein, contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The risk factors referred to and incorporated by reference in this prospectus could materially and adversely affect our business, financial conditions and results of operations and cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. The risks and uncertainties described below are not the only ones we face. New factors emerge from time to time, and it is not possible for us to predict which will arise. There may be additional risks not presently known to us or that we currently believe are immaterial to our business. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner. Under such circumstances, you may lose all or part of your investment.

The industry and market data contained or incorporated by reference in this prospectus are based either on our management’s own estimates or, where indicated, independent industry publications, reports by governmental agencies or market research firms or other published independent sources and, in each case, are believed by our management to be reasonable estimates. However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. We have not independently verified market and industry data from third-party sources. In addition, consumption patterns and customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be verifiable or reliable.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risk factors as well as the risks described in our most recent Annual Report on Form 10-K, or any updates to our risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We rely on a single product for a substantial portion of our revenues and any changes in the market for this product could have a material adverse effect on our business, operating results and financial condition.

In 2010, 2009 and 2008, sales of our plant nutrient product represented 97%, 93% and 93% of our total revenue, respectively.  If there is any disruption in the demand for our plant product—whether as a result of alternative nutrient or fertilizer products being developed, the entry of significant competitors to the marketplace or otherwise—our business, results of operations or financial condition could be materially and adversely affected.

The limited operating history and early stage development of Yongye Nongfeng, our cooperative joint venture, or CJV, may make it difficult to evaluate our business and future prospects.

We established our PRC CJV, Yongye Nongfeng, on January 4, 2008, with the intention of carrying out the business of marketing and distributing, and ultimate goal of manufacturing of our fulvic acid plant and animal nutrient products. As of October, 2009, we completed the transfer of manufacturing business of our nutrient products from Inner Mongolia Yongye Biotechnology (which is under the control of Mr. Zishen Wu), to the CJV (Mr. Wu is also the CEO of the CJV), including all assets related to the manufacturing, distribution and sales as well as all applicable licenses and titles (the “Restructuring”). On October 10, 2009 the CJV Agreement and CJV's articles of association were revised to reflect that both the profit distribution percentage and the post-dissolution remaining asset distribution percentage of Inner Mongolia Yongye in the CJV increased to 5% from the previous 0.5%.

The limited operating history and the early stage of development of our CJV may make it difficult to evaluate our business and future prospects. We cannot assure you that the CJV will continue to maintain such profitability or that it will not incur net losses in the future. We expect that our operating expenses will increase as we pursue our growth strategies.

Failure to manage our recent dramatic growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

We have been expanding our operations dramatically and believe we will continue to do so. To meet the demand of our customers, we expect to expand our distribution network in terms of numbers and locations. The rapid growth of our business has resulted in, and if we continue to grow at this rate, will continue to result in, substantial demands on our management, operational and other resources. In particular, the management of our growth will require, among other things:

•	increased sales and sales support activities;

•	improved administrative and operational systems;

•	stringent cost controls and sufficient working capital;

•	continued responsibility for disclosure of material facts relating to our business;

•	strengthening of financial and management controls; and

•	hiring and training of new personnel.

As we continue this effort, we may incur substantial costs and expend substantial resources. We may not be able to manage our current or future operations effectively and efficiently or compete effectively in new markets we enter. If we are not able to manage our growth successfully, our business and prospects may be materially and adversely affected.

 We do not own 100% of the equity interests in the CJV, which may not be as stable and effective in providing operational control as 100% ownership, and potential exists for conflict of interests.

We operate our business through our CJV. If there are disagreements between us and our cooperative joint venture partner, Inner Mongolia Yongye Biotechnology, regarding the business and operations of the CJV, we cannot assure you that we will be able to resolve them in a manner that will be in our best interests. In addition, our joint venture partner may (i) have economic or business interests or goals that are inconsistent with ours; (ii) take actions contrary to our instructions, requests, policies or objectives; (iii) be unable or unwilling to fulfill their obligations; (iv) have financial difficulties; or (v) have disputes with us as to the scope of their responsibilities and obligations. Any of these and other factors may materially and adversely affect the performance of our CJV, which may in turn materially and adversely affect our financial condition and results of operations.

We rely on the CJV Agreement with Inner Mongolia Yongye Biotechnology to operate our business. If Inner Mongolia Yongye Biotechnology fails to perform its obligations under the CJV Agreement, we may have to incur substantial costs and resources to enforce such arrangements and rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief and damages, which we cannot assure you would be effective. Accordingly, it may be difficult for us to change our corporate structure or to bring claims against Inner Mongolia Yongye Biotechnology if it does not perform its obligations under the CJV Agreement with us.

The CJV agreement is governed under PRC law. Accordingly, this agreement would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce the CJV Agreement. In the event we are unable to enforce the CJV Agreement, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

Mr Zishen Wu, our President and CEO, owns a controlling interest in Inner Mongolia Yongye. The potential exists for conflicts of interests between his duties to us and his ownership interests in Inner Mongolia Yongye. We can provide no assurance that if potential conflicts of interests arise, these conflicts will not result in a significant loss in corporate opportunities for us or a diversion of our resources to Inner Mongolia Yongye Biotechnology, which may not be in the best interest of the Company.

One or more of our distributors could engage in activities that are harmful to our brand and to our business.

Due to our reliance on a distribution network that is comprised of provincial distributors (or sub-provincial distributors in Hebei province) to sell our products, we are susceptible to our distributors and such sub-provincial distributors engaging in activities that are harmful to our brand and to our business. If our distributors do not implement our branding strategy properly, including failure to use appropriate signage in our branded stores, our brand name may be damaged. In addition, if our distributors and sub-provincial distributors sell our products under another brand, purchasers will not be aware of our brand name. Moreover, our ability to provide appropriate customer service to these purchasers will be negatively affected, and we may be unable to develop our local knowledge of the needs of these purchasers and their environment. Furthermore, if any of our distributors and sub-provincial distributors sell inferior products produced by other companies under our brand name, our brand and reputation could be harmed, which could make marketing of our products more difficult.

If we are not able to obtain the government approvals to complete the coal resources project, our vertical integration strategy could fail and we need to take back the prepayment from Wuchuan Shuntong.

In 2010, we entered into an agreement with Wuchuan Shuntong to acquire the permit for the rights to explore, develop and produce lignite coal resources in a certain area of Wuchuan County. The cash consideration of the permit was approximately RMB 240 million or USD $35 million. The permit allows us to complete all necessary administrative procedures and obtain government approvals to acquire the permit for the rights to explore, develop and produce lignite coal resources (“Mineral Right”). We believe that the Mineral Right will allow us to secure a long term supply of humic acid, which is a major raw material used in the manufacture of fulvic acid liquid products, and which is sourced from lignite coals. We are still in the process of securing necessary government approvals. If we are not able to obtain the government approvals on the Mineral Right, our vertical integration strategy could fail and if we are not able to obtain the exploration rights related thereto without the payment of any additional material consideration by December 31, 2011, the holders of the Convertible Preferred Stock will be able to redeem all or a portion of the outstanding shares of the Convertible Preferred Stock at a redemption price equal to the original purchase price thereof, plus a premium designed to generate a 30% internal rate of return to such holders, unless we are able to recover the RMB 240 million originally paid for such rights by June 30, 2012.  In the event we need to recover the prepayment to Wuchuan Shuntong, litigation may be necessary. Moreover, the supply of lignite coal to us will be dependent upon lignite coal availability in the market. If we are unable to obtain adequate quantities of lignite coal at economically viable prices which meet our specifications, our financial condition and results of operation could be adversely affected.

If we cannot renew our fertilizer registration certificate, we will be unable to sell some of our products which will cause our sales revenues to significantly decrease.

All fertilizers produced in the PRC must be registered with the PRC Ministry of Agriculture or its local branches at a provincial level. No fertilizer can be manufactured without such registration. As part of the Restructuring process, the CJV applied for its initial fertilizer registration certificate in May 2009 and it was received on June 1, 2009. On November 4, 2009 the long-term certificate with a five-year term was issued to Yongye Nongfeng.

However, there is no guarantee that the PRC Ministry of Agriculture will further renew our fertilizer registration certificate. If we cannot obtain the necessary renewal, we will not be able to manufacture and sell our fertilizer products in China, which will cause the termination of our commercial operations.

Our proprietary technology for fulvic acid extraction, patented plant product and animal product mixture processes may become obsolete which could materially and adversely affect the competitiveness of our plant and animal nutrient products.

The production of our plant and animal nutrient products is based on our patented plant and animal product mixture processes and nutrient formula. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging fulvic acid products and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with evolving industry standards and changing customer requirements. If our patented plant and animal product mixture processes and formula become obsolete as our competitors develop better products than ours, our future business and financial results could be adversely affected. In addition, although we entered into confidentiality agreements with our key employees, we cannot assure you if there would be any breach of such agreement in which case our rights over such patented fertilizer formula would be adversely affected.

We may not possess all the licenses required to operate our business, or may fail to maintain the licenses we currently hold. This could subject us to fines and other penalties, which could have a material adverse effect on our results of operations.

In addition to a fertilizer registration certificate, we are required to hold a variety of other permits, licenses and certificates to conduct our business in China and will need to apply for relevant construction and environmental permits and certificates in connection with the commencement of operations at Inner Mongolia Yongye Fumin Biotechnology Co., Ltd. ("Yongye Fumin"). We may not possess or receive all the permits, licenses and certificates required for our business or for which application has been made. In addition, there may be circumstances under which the approvals, permits, licenses or certificates granted by the governmental agencies are subject to change without substantial advance notice, and it is possible that we could fail to obtain the approvals, permits, licenses or certificates that are required to expand our business as we intend. If we fail to obtain or to maintain such permits, licenses or certificates or renewals are granted with onerous conditions, we could be subject to fines and other penalties and be limited in the number or the quality of the products that we would be able to offer. As a result, our business, result of operations and financial condition could be materially and adversely affected.

Zishen Wu, our chairman, chief executive officer and president, has played an important role in the growth and development of our business since its inception, and a loss of his services in the future could severely disrupt our business and negatively affect investor confidence in us, which may also cause the market price of our Common Stock to go down.

To date, we have relied heavily on Mr. Wu’s expertise in, and familiarity with, our business operations, his relationships within the industries in which we operate, including with our suppliers, and his reputation and experience. In addition, Mr. Wu continues to be primarily responsible for formulating our overall business strategies and spearheading the growth of our operations. If Mr. Wu were unable or unwilling to continue in his present positions, we may not be able to easily replace him and may incur additional expenses to identify and train his successor. In addition, if Mr. Wu were to join a competitor or form a competing business, it could severely disrupt our business and negatively affect our financial condition and results of operations. Although Mr. Wu is subject to certain non-competition restrictions during and after termination of his employment with us, we cannot assure you that such non-competition restrictions will be effective or enforceable under PRC law. Moreover, even if the departure of Mr. Wu from our Company would not have any actual impact on our operations and the growth of our business, it could create the perception among investors or the marketplace that his departure could severely damage our business and operations and could negatively affect investor confidence in us, which may cause the market price of our Common Stock to go down. In the event Mr. Wu ceases to be our Chief Executive Officer or ceases to be engaged or to perform his duties on a full-time basis prior to December 31, 2014 (unless as a result of his death, disability or incapacity or events beyond our control or is approved by the holders of a majority of the shares of the Convertible Preferred Stock then outstanding), the holders the Convertible Preferred Stock will be able to redeem all or a portion of the outstanding shares of Convertible Preferred Stock at a redemption price equal to the original purchase price thereof, plus a premium designed to generate a 30% internal rate of return to such holders.  We do not maintain key man insurance for Mr. Wu.

We depend heavily on skilled personnel, and any loss of such personnel, or the failure to continue to attract such personnel in the future, could harm our business.

Our business is specialized and requires the employment of personnel with significant scientific and operational experience in the industry. Accordingly, we must attract, recruit and retain a workforce of technically and scientifically competent employees. Due to the intense market competition for highly skilled workers and experienced senior management and our geographical location, we have faced difficulties locating personnel that have the necessary scientific, technical and operational skills and experience with the fertilizer industry. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional management and such other key personnel. These individuals are difficult to find in the PRC and we may not be able to retain such skilled employees and replace them within a reasonable period of time, or at all. Our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses in recruiting and training additional personnel. Although our employees and senior management members are subject to certain non-competition restrictions during and after termination of their employment, we cannot assure you that such non-competition restrictions will be effective or enforceable under PRC law. If any of our key personnel joins a competitor or forms a competing business, our business may be severely disrupted. We have no key man insurance with respect to our key personnel that would provide insurance coverage payable to us for loss of their employment due to death or otherwise.

The markets in which we operate are highly competitive and fragmented and we may not be able to maintain market share.

We operate in highly competitive markets and compete with numerous local PRC fertilizer manufacturers and we expect competition to persist and intensify in the future. Our competitors are mainly local fertilizer companies who may have better access in certain local markets to customers and prospects, an enhanced ability to customize products to a particular region or locality and more established local distribution channels within a small region. In future, we may also compete with large PRC state-owned enterprise national competitors who may have competitive advantages over us in certain areas such as access to capital, technology, product quality, economies of scale and brand recognition and may also be better positioned than us to develop superior product features and technological innovations and to exploit and adapt to market trends. Additionally, we may not be able to conduct in-depth research and analysis on our current or new markets due to the lack of public or third-party sources of competitive information available on our industry and competitors in the PRC. Therefore, we may not have a clear estimate of the current number of our direct competitors or such competitors' revenues or market share.

In addition, China’s entry into the World Trade Organization may lead to increased foreign competition for us. International producers and traders import products into China that generally are of higher quality than those produced in the local Chinese market. If they are localized and become recognized as the type of nutrients we produce, we may face additional competition. If we are not successful in our marketing and advertising efforts to increase awareness of our brands, our revenues could decline, which could have a material adverse effect on our business, financial condition, results of operations and share price. We cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

MSPEA has significant influence over our affairs.

MSPEA currently owns 100% of the outstanding Convertible Preferred Stock and approximately 14.2% of our Common Stock on an as converted basis.  In addition, pursuant to certain rights granted to it under the Certificate of Designation, so long as MSPEA and its affiliates continue to own 25% of the Convertible Preferred Stock initially issued to it, the holders of at least a majority of the shares of the Convertible Preferred Stock have the right to designate one of the directors on our Board of Directors and have the ability to veto our taking certain corporate actions or entering into certain material transactions other than in the ordinary course of business.  As a result, MSPEA has significant influence over our affairs.

If we do not meet performance targets specified in the Securities Purchase Agreement or if we issue equity securities at a price per share less than the then-applicable conversion price, the conversion price of the Convertible Preferred Stock would decrease.

Pursuant to the terms of the Convertible Preferred Stock, if the net income of the Company and its subsidiaries for the period from fiscal year 2011 (inclusive) to the latest fiscal year with respect to which audited consolidated financial statements are available is below the net income targets of $84 million for fiscal year 2011, $210 million for the cumulative period of fiscal year 2011 through fiscal year 2012, $399 million for the cumulative period of fiscal year 2011 through fiscal year 2013 and $682.5 million for the cumulative period of fiscal year 2011 through fiscal year 2014 (the “Income Targets,” which Income Targets may be adjusted upwards in the event we issue any equity securities in the future without the prior written approval of the holders of the Convertible Preferred Stock), the conversion price for the Convertible Preferred Stock will decrease and the holders of our Common Stock could suffer significant dilution in the event of a conversion of any shares of Convertible Preferred Stock.  In addition, if we have not achieved any such Income Target and have engaged in certain additional issuances of our equity securities that are not approved in writing by holders of a majority of the Convertible Preferred Stock then outstanding (subject to certain exceptions) but for which no adjustment was made to the Income Targets, Full Alliance has agreed to transfer to MSPEA or its affiliates for total consideration of $1.00 an amount of shares of our Common Stock held by Full Alliance that MSPEA would otherwise receive upon conversion of the Purchased Shares, had the Income Target been so increased.  As a result, MSPEA could acquire up to an additional 5,600,000 shares of our Common Stock currently held by Full Alliance, which shares have been pledged by Full Alliance to support the foregoing obligation.  Additionally, as a result of a “full ratchet” antidilution provision in favor of holders of our Convertible Preferred Stock, any future issuances of equity securities at a price per share less than the then-applicable conversion price that are not approved by a majority of such holders (subject to certain exceptions) will result in the conversion price being adjusted to the price at which such equity securities are issued.

Upon the occurrence of certain events, we may be required to redeem all or a portion of the Convertible Preferred Stock.

Upon the occurrence of certain events, including, but not limited to, (i) a breach by us or Full Alliance of certain provisions of the Financing documents, which breach gives rise to a material adverse effect on us or which materially diminishes the value of the Convertible Preferred Stock, (ii) our failure to timely file our annual and quarterly reports on Forms 10-K and 10-Q, (iii) our failure to obtain certain mineral exploration rights without any additional material consideration, following which  we fail to recover all of the proceeds for the original purchase of such mining rights on or prior to June 30, 2012 and (iv) Mr. Zishen Wu ceasing to be our chief executive officer or ceasing to be engaged or to perform his duties on a full time basis in that capacity prior to December 31, 2014 (unless as a result of his death, disability or incapacity or events beyond our control or is approved by the holders of a majority of the shares of the Convertible Preferred Stock then outstanding), the holders of the Convertible Preferred Stock have the right to require us to redeem all or a portion of their Convertible Preferred Stock at a redemption price equal to the original purchase price, plus a premium designed to generate a 30% internal rate of return to the holders thereof.

In addition, the holders of the Convertible Preferred Stock have the right to require us to redeem all or a portion of their Convertible Preferred Stock if (i) the quotient of the aggregate amount of the earnings per share of any six (6) rolling consecutive quarters commencing from the first quarter of the fiscal year 2010 onwards divided by the aggregate amount of the earnings per share of the corresponding six (6) quarter period one year preceding thereto is less than one hundred and twenty percent (120%), and (ii) the actual net income of any fiscal year from 2011 to 2014 (both inclusive) is lower than $75 million in fiscal year 2011, $101 million in fiscal year 2012, $121 million in fiscal year 2013 and $145 million in fiscal year 2014, in each case at a redemption price equal to the original purchase price, plus a premium designed to generate a 20% internal rate of return to the holders thereof.  The foregoing earnings targets are subject to adjustment in certain circumstances including if we have engaged in certain additional issuances of our equity securities that are not approved in writing by holders of a majority of the Convertible Preferred Stock then outstanding (subject to certain exceptions).

If we are required to redeem the Convertible Preferred Stock, we would need cash available, and to the extent that we do not have sufficient cash available and do not have access to bank debt, might have to liquidate assets to fund such redemptions.  Any such liquidation may yield proceeds lower than might otherwise be the case.

If we need additional financing, we may not be able to find such financing on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including the growth and timing of our business development activities, budget shortfalls, unanticipated expenses or capital expenditures, future product opportunities, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution and, so long as MSPEA and its affiliates hold at least 1,420,455 shares of Convertible Preferred Stock, we would need to obtain the approval of a majority of the shares of Convertible Preferred Stock then outstanding (subject to certain exceptions). To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Any provider of debt financing would also be superior to our stockholders’ interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

If we fail to adequately protect or enforce our intellectual property rights, or to secure rights to patents and trademarks of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have received two patents for our plant and animal products with the State Intellectual Property Office of the PRC. We have obtained a registered trademark for “Yongye” from the Trademark Office of the State Administration of Industry and Commerce of the PRC (“CTMO”). Our PRC partner, Inner Mongolia Yongye Biotechnology has filed a trademark application for the brand name of “Shengmingsu” with the CTMO, and Inner Mongolia Yongye Biotechnology will transfer this mark to the CJV upon procurement of trademark registration with the CTMO. In addition, we rely on trade secret protection for our proprietary process of extracting fulvic acid from humic acid and creating the base fulvic acid compound used in both our plant (liquid form) and animal nutrient (powder form) products because we believe if we were to patent this process, we would necessarily have to publicly disclose certain information as part of the patent application, and thus lose our competitive advantage we believe we currently have. However, we cannot predict the degree and range of protection patents, trademarks and trade secrets will afford us against competitors. Third parties may find ways to invalidate or otherwise circumvent our patents, proprietary technology and trademark. Third parties may attempt to obtain patents claiming aspects similar to our patent and trademark applications. If we need to initiate litigation or administrative proceedings, such actions may be costly and may divert management attention as well as expend other resources which could otherwise have been devoted to our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, historically, implementation of PRC intellectual property-related laws has been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries, which increases the risk that we may not be able to adequately protect our intellectual property. Moreover, litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our management’s attention and resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. Given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee that we would be able to halt the unauthorized use of our intellectual property through litigation.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, formula, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether we win or lose. All of the above could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights. However, we cannot guarantee that no third-party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third-party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

A severe or prolonged downturn in the global economy could materially and adversely affect our business and results of operations.

The global market and economic conditions during the years 2008 through 2010 were unprecedented and challenging, with recessions occurring in most major economies. Continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical issues, and the availability and cost of credit have contributed to increased market volatility and diminished expectations for economic growth around the world. The difficult economic outlook has negatively affected businesses and consumer confidence and contributed to volatility of unprecedented levels.

The PRC economy also faces challenges. The PRC government has implemented various measures recently to curb inflation. If economic growth slows or an economic downturn occurs, our business and results of operations may be materially and adversely affected.

We currently rely upon third-party suppliers for raw materials.

We currently are dependent upon third parties for our supply of lignite coal and other raw materials.  Should any of our suppliers terminate their supply relationships with us, or if our suppliers have inadequate amounts of lignite coal or any such other raw materials to meet our needs, we may be unable to procure sufficient amounts of lignite coal or any such other raw materials on acceptable terms, in a timely manner, that meet our specifications or that meet the demands of our customers and our profitability may be limited. In addition, these suppliers may not perform their obligations as they have to date, and it may not be possible to specifically enforce the relationships we have formed with such suppliers. If we are unable to obtain adequate quantities of lignite coal or any such other raw materials at economically viable prices which meet our specifications, our financial condition and results of operations could be adversely affected.

Any significant fluctuation in our production costs may have a material adverse effect on our operating results.

The prices for the raw materials and other inputs to manufacture our plant and animal nutrient products are subject to market forces largely beyond our control, including the price of lignite or leonardite coal, our energy costs and freight costs. The costs for these inputs may fluctuate significantly based upon changes in the economy and markets. Although we may pass any increase of such costs through to our customers, in the event we are unable to do so, we could incur significant losses and a diminution of our share price.

Disruptions in the supply of raw materials used in our products could cause us to be unable to meet customer demand, which could result in the loss of customers and net sales.

Lignite coal is the primary raw material that we use to manufacture our products.  If there are any business interruptions at our key supplier and we are unable to locate an alternative supply in a timely manner, we may not be able to meet customer demand, which could result in the loss of customers and net sales.

We may be subject to more stringent governmental regulation on our products.

The manufacture and sale of our fertilizer and feed products in the PRC is regulated by the PRC and the provincial government. The legal and regulatory regime governing our industry is evolving, and we may become subject to different, including more stringent, requirements than those currently applicable to us. While we believe a more stringent standard will have a bigger impact on those manufacturers with poor quality products, we cannot assure you any regulatory change will not adversely affect our business.

We have limited insurance coverage and may incur losses due to business interruptions resulting from natural and man-made disasters, and our insurance may not be adequate to cover liabilities resulting from accidents or injuries that may occur.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited commercial insurance products. While we carry property insurance on our office building, production facility, raw materials and inventories in Hohhot facilities, and carry auto insurance on our vehicles and maintain workers compensation insurance for our full-time workers, we do not carry any product liability insurance. We believe that current facilities are adequate for our current and immediately foreseeable operating needs. We have determined that balancing the risks of disruption or liability from our business, the cost of insuring for these risks on the one hand, and the difficulties associated with acquiring such insurance on commercially reasonable terms on the other hand, makes it impractical for us to have such insurance.

Should any natural catastrophes such as earthquakes, floods, or any acts of terrorism occur in Inner Mongolia, where our primary operations are located and most of our employees are based, or elsewhere, we might suffer not only significant property damage, but also loss of revenues due to interruptions in our business operations.

The occurrence of a significant event for which we are not fully insured or indemnified, and/or the failure of a party to meet its underwriting or indemnification obligations, could materially and adversely affect our operations and financial condition. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates we consider reasonable.

Any disruption of the operations in our production facility would damage our business.

All of our fertilizer products are currently manufactured in our production facility in Inner Mongolia, China. Our operations could be interrupted by fire, drought, flood, earthquake and other events beyond our control.  In addition, in recent months there has been increasing social unrest in Inner Mongolia.  This social unrest has led to protests, demonstrations and violence.  Any disruption of the operations in our production facility, due to either environmental causes, social unrest or other events beyond our control, would have a significant negative impact on our ability to manufacture and deliver products as we would likely be unable to outsource our production on terms favorable to us, if at all. Failure to replace any lost production capability would cause a potential diminution in sales, the cancellation of orders, loss of valuable employees, damage to our reputation and potential lawsuits.

The fertilizer and feed products that we manufacture pose safety risks and could expose us to product liability claims.

Defects in, or unknown harmful effects caused by, organic and inorganic chemicals and elements in our products could subject us to potential product liability claims that our products cause some harm to the human body or the plants and animals which use our products. Although we have adopted safety measures, which we believe meet industry standards, in our research, development and manufacturing processes, accidents may still occur. We do not carry any product liability insurance and any accident, either at the manufacturing phase or during the use of our products, may subject us to significant liabilities to persons and farmers harmed by these products. Public perception that our products are not safe, whether justified or not, could damage our reputation, involve us in litigation, and damage our brand names and our business. As of the date of this report, no product liability claim has ever been brought against us. However, if we are involved in litigation in the future, the potential judgment or settlement along with the litigation costs could harm our financial performance.

An outbreak of food scares in China would materially and adversely affect our business.

Any major outbreak of food scares, such as the milk contamination scandal in the PRC in 2008, may result in significant disruptions to our business operations. A major food scare could result in considerable decreases in the demand for the products in which our products are used, which would materially and adversely affect our business and our profitability. Adverse publicity and concerns resulting from such a food scare may discourage consumers from purchasing products in which our products are used. Such a reduction in demand would adversely impact our financial performance and results of operations.

Because we may rely on dividends and other distributions on equity paid by our current and future Chinese subsidiaries for our cash requirements, restrictions under Chinese law on their ability to make such payments could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

We have adopted a holding company structure, and our holding companies may rely on dividends and other distributions on equity paid by our current and future PRC subsidiaries for their cash requirements, including the funds necessary to service any debt we may incur or financing we may need for operations other than through our PRC subsidiaries. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC GAAP. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their after-tax profits determined in accordance with PRC GAAP to statutory reserves until such reserves reach 50% of the company’s registered capital. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitation on the ability of our current or future PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we have significant additional requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.  We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Lack of experience as officers of publicly traded companies of our management team may hinder our ability to comply with the Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the appropriate internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, our auditor could not issue an unqualified opinion of our internal control over financial reporting.

We have incurred increased costs as a result of being a public company.

As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as the related rules and regulations subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. These rules and regulations have increased our legal, accounting and financial compliance costs and made certain corporate activities more time-consuming and costly.

Risks Associated With Doing Business In China

Adverse changes in PRC economic and political policies could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our business.

Substantially all of our assets are located in China. Substantially all of our revenue is derived from our operations in China and we anticipate that sales of our products in the PRC will continue to represent a substantial proportion of our total sales in the near future. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many aspects, including:

•	the level of government involvement;

•	the level of development;

•	the growth rate;

•	the level and control of capital investment;

•	the control of foreign exchange; and

•	the allocation of resources.

While the Chinese economy has grown significantly in the past two decades, the growth has been uneven geographically, among various sectors of the economy and during different periods. We cannot assure you that the Chinese economy will continue to grow or to do so at the pace that has prevailed in recent years, or that if there is growth, such growth will be steady and uniform. In addition, if there is a slowdown, such slowdown could have a negative effect on our business. Any measures taken by the PRC Government, even if they benefit the overall Chinese economy in the long-term, may have a negative effect on us. For example, our financial condition and results of operations may be materially and adversely affected by government control over capital investments. Although the Chinese economy has been transitioning from a planned economy to a more market-oriented economy, a substantial portion of the productive assets in China is still owned by the PRC Government. The continued control of these assets and other aspects of the national economy by the PRC Government could materially and adversely affect our business. The PRC Government also exercises significant control over Chinese economic growth through allocating resources, controlling payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of investments and expenditures in China, which in turn could lead to a reduction in consumer demand for our products and consequently have a material adverse effect on our business and financial condition.

We derive a substantial portion of our sales from the PRC.

Substantially all of our sales are generated from the PRC. We anticipate that sales of our products in the PRC will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand for our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

The PRC legal system embodies uncertainties that could limit the legal protections available to you and us.

Unlike common law systems, the PRC legal system is based on written statutes and decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has been to significantly enhance the protections afforded to various forms of foreign investment in China. Our PRC operating subsidiary is subject to laws and regulations applicable to foreign investment in China. Our CJV is subject to laws and regulations governing the formation and conduct of domestic PRC companies. Relevant PRC laws, regulations and legal requirements may change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than under more developed legal systems. Such uncertainties, including the inability to enforce our contracts and intellectual property rights, could materially and adversely affect our business and operations. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with respect to the fertilizer and feed sector, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors.

Currency fluctuations may adversely affect our business.

Our reporting currency is the U.S. dollar and our operating subsidiary in China uses the local currency as its functional currency. Substantially all of our revenue and expenses are in Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. From 1994 to 2005, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the PRC Government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 25% appreciation of the Renminbi against the U.S. dollar between July 21, 2005 and December 31, 2010.

It is possible that the PRC Government could adopt a more flexible currency policy, which could result in more significant fluctuations of the Renminbi against the U.S. dollar. We can offer no assurance that the Renminbi will be stable against the U.S. dollar or any other foreign currency.

To the extent the U.S. dollar strengthens against foreign currencies, the translation of foreign currency denominated transactions will result in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of the foreign currency denominated transactions will result in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of Yongye Nongfeng and Yongye Fumin into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of our foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we may have certain monetary assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities result in foreign exchange gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel and other agents that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in Renminbi to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of Renminbi into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the Renminbi into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates”. Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005. According to Notice 75:

•
prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

•
an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

•
an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE has, from time to time, issued updated internal implementing rules, or Implementing Rules, in relation to Notice 75. New Implementing Rules will become effective on July 1, 2011.  Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even with the promulgation of the new Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.

On December 25, 2006, the People’s Bank of China issued the Administration Measures on Individual Foreign Exchange Control, and the corresponding Implementing Rules were issued by SAFE on January 5, 2007. Both of these regulations became effective on February 1, 2007. According to these regulations, all foreign exchange matters relating to employee stock holding plans, share option plans or similar plans in which PRC citizens will participate require approval from SAFE or its authorized branch. On March 28, 2007, SAFE issued the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, Chinese citizens who are granted share options or shares by an offshore listed company are required, through a Chinese agent or Chinese subsidiary of the offshore listed company, to register with SAFE and complete certain other procedures. We are an offshore listed company and, as a result, we and our Chinese employees who have been granted share options or shares under our 2010 Omnibus Securities and Incentive Plan are subject to the Stock Option Rule. If we or our Chinese employees fail to comply with these regulations, we or our Chinese employees may be subject to fines or other legal sanctions imposed by SAFE or other Chinese government authorities.

PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or New M&A Rule, which became effective on September 8, 2006 and was amended on June 22, 2009. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

There are substantial uncertainties regarding the interpretation and application of the above rules, and CSRC has yet to promulgate any written provisions or formally to declare or state whether the overseas listing of PRC related company similar to the case of us shall be subject to the approval of CSRC.  If CSRC approval is required in connection with our listing, our failure to obtain or delay in obtaining such approval could result in penalties imposed by CSRC and other PRC regulatory agencies.  These penalties could include fines and penalties on our operations in China, restriction or limitation on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

Notwithstanding those provisions, we are advised by our PRC counsel, Han Kun Law Offices, that CSRC approval is not required in the context of our listing because (i) we are not a special purpose vehicle formed or controlled by PRC companies or PRC individuals, (ii) we are owned or substantively controlled by foreigners, and (iii) establishment of the CJV is not subject to the New M&A rules.  However, we cannot assure that the relevant PRC government agencies, including the CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem our listing structure circumvents the New M&A rules, Related Clarifications and PRC Securities Law.

Though the New M&A rules do not have express provisions in terms of penalties against non-procurement of CSRC approval, there are some other penalty provisions in other PRC laws and regulations regulating offshore listing, which can be cited as a reference:

(i) Pursuant to Article 188 of the PRC Securities Law, any entity that issues securities or issues securities in disguised form without verification or examination and approval by the statutory authority shall be ordered to cease issuance and refund the funds thus raised, together with bank deposit interest for the same period, and shall also be fined not less than one percent but not more than five percent of the amount of the proceeds illegally raised.  The persons directly in charge and the other persons directly responsible shall be given a disciplinary warning and also be fined not less than RMB30,000 but not more than RMB300,000.  However, we believe that this penalty is mainly designed for and targeted at domestic listing because the PRC Securities Law mainly regulate domestic listings, and listing or de-listing of a company’s stock in the US stock market should be subject to the SEC’s regulation, which is beyond the CSRC’s jurisdiction.

(ii) Pursuant to the Circular of the State Council Concerning Further Strengthening the Administration of Overseas Issuance and Listing of Securities, the overseas listing of securities of a PRC related company which violates this Circular shall be deemed an issuance of shares without authorization or approval.  Persons in charge of the competent departments responsible for approval of such an overseas issuance could be subject to administrative sanctions if such person in charge is liable for such violation.  People heading the issuing entity and other people directly responsible for issuance shall be penalized, including degraded to a lower lever position and termination of employment by the upper level department.  If the violation constitutes a crime, criminal liability shall be claimed against relevant responsible persons according to applicable laws.  The issuing entity, relevant agencies involved and the responsible people thereof shall be penalized by the CSRC in accordance with the provisions of the Interim Regulations on the Administration of Issuance and Trading of Securities and other relevant provisions.

Government regulations on environmental matters in China may adversely impact on our business.

Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

We believe we have obtained all permits and approvals and filed all registrations required for the conduct of our business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on our business, financial condition and results of operations. We believe we are in compliance in all material respects with the numerous laws, regulations, rules, specifications and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition and results of operations.

The PRC governmental authorities have not revealed any material environmental liability that would have a material adverse effect on us. We have not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of our properties or business operations, nor are we aware of any other material environmental condition with respect to any of our properties or arising out of our business operations at any other location. However, in connection with the ownership and operation of our properties (including locations to which we may have sent waste in the past) and the conduct of our business, we potentially may be liable for damages or cleanup, investigation or remediation costs.  In addition, in connection with environmental certification applications we have filed regarding our existing operations, the PRC governmental authorities could impose significant additional obligations prior to approving such applications, or could determine not to approve such applications.  Any such additional obligations, or the denial of such applications could have a material adverse effect on our business, financial condition and results of operations.

No assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. State and local environmental regulatory requirements change often.

It is possible that compliance with a new regulatory requirement could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty managing the risk associated with doing business in the Chinese fertilizer and feed sector.

In general, the fertilizer and feed sector in China is affected by a series of factors, including, but not limited to, natural, economic and social such as climate, market, technology, regulation, and globalization, which makes risk management difficult. Fertilizer and feed operations in China face similar risks as present in other countries, however, these can either be mitigated or exacerbated due to governmental intervention through policy promulgation and implementation either in the fertilizer and feed sector itself or sectors which provide critical inputs to fertilizer and feed such as energy or outputs such as transportation. While not an exhaustive list, the following factors could significantly affect our ability to do business:

•	food, feed, and energy demand including liquid fuels and crude oil;

•	agricultural, financial, energy and renewable energy and trade policies;

•	input and output pricing due to market factors and regulatory policies;

•	production and crop progress due to adverse weather conditions, equipment deliveries~~,~~ and water and irrigation conditions; and

•	infrastructure conditions and policies.

Currently, we do not hold and do not intend to purchase insurance policies to protect revenue in the case that the above conditions cause losses of revenue.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been unaccustomed to and lacking in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of swine flu, avian flu, severe acute respiratory syndrome, or SARS, or another epidemic or outbreak. From 2005 to 2009, there have been reports on the occurrences of avian flu and swine flu in various parts of China and elsewhere in Asia, including a few confirmed human cases and deaths. Any prolonged recurrence of swine flu, avian flu, SARS or other adverse public health developments in China may have a material adverse effect on our business operations. Our operations may be impacted by a number of health-related factors, including, among other things, quarantines or closures of our factories and the facilities of our supplier and customers which could severely disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of swine flu, avian flu, SARS or any other epidemics.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, it has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products do not rise at a rate that is sufficient to fully absorb inflation-driven increases in our costs of supplies, our profitability can be adversely affected.

During the past ten years, the rate of inflation in China has been fluctuating quite significantly. The Chinese government, from time to time, has adopted various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of these and other similar policies can impede economic growth and thereby harm the market for our products.

Because our assets and operations are located in PRC, you may have difficulty enforcing any civil liabilities against us under the securities and other laws of the United States or any state.

We are a holding company, and most of our assets are located in the PRC. In addition, substantially all of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the PRC would enforce:

•	judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in the PRC, liabilities against us or non-residents predicated upon the securities laws of the United States or any state.

Enforcement of a foreign judgment in the PRC also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors’ rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

We may not receive the preferential tax treatment we previously enjoyed under PRC law, and our global income and dividends paid to us from our operations in China may become subject to income tax under PRC law.

The rate of income tax on companies in China may vary depending on the availability of preferential tax treatment or subsidies based on their industry or location.  The PRC government promulgated on March 16, 2007 the new Enterprise Income Tax Law, or the EIT Law, and its implementing rules, which became effective January 1, 2008. Pursuant to the new law, the enterprise income tax of 25% shall be applied to any enterprise. However, in December 2009 we were notified that our tax rate for the full year of 2009 and 2010 would be set at 15%. There is no assurance whether we can receive this preferential rate after 2010 or if any new law may change the preferential treatment granted to us. Any loss or substantial reduction of the tax benefits enjoyed by us would reduce our net profit and have a material adverse effect on our financial condition and results of operations.

Notwithstanding the foregoing provision, the new EIT Law also provides that dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. Under the new EIT Law and its implementing rules, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Substantially most of our management members or business operations are based in the PRC. If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then it is possible that our worldwide income will be subject to income tax at a uniform rate of 25%.

In addition, under the new EIT law and its implementing rules, dividends paid by a foreign invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% PRC withholding income tax (5% for a qualified Hong Kong beneficial owner), unless such tax is eliminated or reduced under an applicable tax treaty. Asia Standard Oil, or ASO, the 95% shareholder of our CJV, is incorporated in Hong Kong. Therefore, if ASO is considered a non-resident enterprise for purposes of the new EIT law, this new withholding income tax imposed on dividends paid to us by our PRC subsidiaries would reduce our net income in the event we decide to declare a dividend, which may have an adverse effect on our operating results.

It is unclear whether the dividends we receive from our CJV will constitute dividends between “qualified resident enterprises” and would therefore qualify for the tax exemption because it is unclear as to (i) the detailed qualification requirements for such exemption and (ii) whether dividend payments by our PRC subsidiary and investee company to us will meet such qualification requirements, even if we are considered a PRC resident enterprise for tax purposes.

Moreover, since ASO, the 95% shareholder of our CJV, is incorporated in Hong Kong, even if ASO is considered a non-resident enterprise, it is also unclear whether ASO should be considered as a Hong Kong beneficial owner. The beneficial owner means persons who possess ownership and right of control on their proceeds or rights or properties generated from such proceeds. The beneficial owner generally engages in substantive operation activities and may be individuals, companies or any other associations. Agents and companies for tax evasion purposes are not beneficial owner. If ASO is not considered Hong Kong beneficial owner, it will be subject to a 10% PRC withholding income tax.

Dividends payable to our non-PRC investors and any gain on the sale of our shares may be subject to taxes under PRC tax laws.

If our dividends payable to our shareholders are treated as income derived from sources within China, then those dividends, and any gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws.

Under the EIT Law and its implementing rules, a withholding income tax at the rate of 10% is applicable to dividends paid by us to our investors that are non-resident enterprises so long as (i) any such non-resident enterprise investor does not have an establishment or place of business in China, or (ii) despite the existence of an establishment or place of business in China, the relevant income is not effectively connected with such an establishment or place of business in China and (iii) such dividends are derived from sources within PRC. Similarly, any gain realized on the transfer of our shares by such investors is also subject to a 10% withholding income tax if such gain is regarded as income derived from sources within China and we are considered a resident enterprise domiciled in China for tax purposes. If we are required under the EIT Law to withhold PRC income tax on our dividends paid to our foreign shareholders or investors who are nonresident enterprises, or if you are required to pay PRC income tax on the transfer of our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected.

In January 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”). Entities which have the direct obligation to make the following types of payments to a non-resident enterprise will be the relevant tax withholders for such a non-resident enterprise: income from equity investment (including dividends and other return on investment), interest, rent, royalties, and income from assignment of property as well as other income subject to enterprise income taxes received by non-resident enterprises in China. Further, the Measures provide that in the case of an equity transfer between two non-resident enterprises outside of the PRC, the non-resident enterprise which receives the equity transfer payment shall file a tax declaration with the PRC tax authority located at the place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. However, it is unclear whether the Measures cover equity transfers of a non-resident enterprise which is a direct or an indirect shareholder of a PRC company. Given these Measures, there is a possibility that we may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.

PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit our ability to use the proceeds of any offering of securities to make additional capital contributions or loans to our PRC operating business.

Any capital contributions or loans that we, as an offshore company, make to our PRC operating business, including from the proceeds of this offering, are subject to PRC regulations. For example, any of our loans to our PRC operating business cannot exceed the difference between the total amount of investment our PRC operating business are approved to make under relevant PRC laws and their respective registered capital, and must be registered with the local branch of SAFE as a procedural matter. In addition, our capital contributions to the CJV must be approved by the NDRC and MOFCOM or their local counterpart and registered with the SAIC or its local counterpart. We cannot assure you that we will be able to obtain these approvals on a timely basis, or at all. If we fail to obtain such approvals, our ability to make equity contributions or provide loans to our PRC operating business or to fund its operations may be negatively affected, which could adversely affect its liquidity and its ability to fund its working capital and expansion projects and meet its obligations and commitments. Furthermore, SAFE promulgated a new circular in August 2008 with respect to the administration of conversion of foreign exchange capital contribution of foreign invested enterprises into RMB. Pursuant to this new circular, RMB converted from foreign exchange capital contribution can only be used for the activities within the approved business scope of such foreign invested enterprise and cannot be used for domestic equity investment or acquisition unless otherwise allowed by PRC laws or regulations. As a result, we may not be able to increase the capital contribution of our operating subsidiary or equity investee and subsequently convert such capital contribution into RMB for equity investment or acquisition in China.

PRC labor law restricts our ability to reduce our workforce in the PRC in the event of an economic downturn and may increase our labor costs.

In June 2007, the National People’s Congress of the PRC enacted the Labor Contract Law, which became effective on January 1, 2008. To clarify certain details in connection with the implementation of the Labor Contract Law, the State Council promulgated the Implementing Rules for the Labor Contract Law, or the Implementing Rules, on September 18, 2008 which came into effect immediately. The Labor Contract Law provides various rules regarding employment contracts that will likely have a substantial impact on employment practices in China. The Labor Contract Law imposes severe penalties on employers that fail to timely enter into employment contracts with employees. The employer is required to pay a double salary to the employee if it does not enter into a written contract with the employee within one month of the employment, and a non-fixed-term contract is assumed if a written contract is not executed after one year of the employment. Additionally, the Labor Contract Law sets a limit of two fixed-term contracts regardless of the length of each term, after which the contract must be renewed on a non-fixed-term basis should the parties agree to a further renewal unless otherwise required by the respective employee. This requirement curtails the common practice of continuously renewing short-term employment contracts. The Implementing Rules appear to further tighten this rule by suggesting that an employee has the right to demand a non-fixed-term contract upon the completion of the second fixed term regardless of whether the employer agrees to a contract renewal. A non-fixed-term contract does not have a termination date and it is generally difficult to terminate such a contract because termination must be based on limited statutory grounds. The employer can no longer supplement such statutory grounds through an agreement with the employee. In addition, the Labor Contract Law requires the payment of statutory severance upon the termination of an employment contract in most circumstances, including the expiration of a fixed-term employment contract.

Under the Labor Contract Law, employers can only impose a post-termination non-competition provision on employees who have access to their confidential information for a maximum period of two years. If an employer intends to maintain the enforceability of a post-termination non-competition provision, the employer has to pay the employee compensation on a monthly basis post-termination of the employment. Under the Labor Contract Law, a “mass layoff” is defined as termination of more than 20 employees or more than 10% of the workforce. The Labor Contract Law expands the circumstances under which a mass layoff can be conducted, such as when a company undertakes a restructuring pursuant to the PRC Enterprise Bankruptcy Law, suffers serious difficulties in business operations, changes its line of business, performs significant technology improvements, changes operating methods, or where there has been a material change in the objective economic circumstances relied upon by the parties at the time of the conclusion of the employment contract, thereby making the performance of such employment contract impractical. The employer must follow specific procedures in conducting a mass layoff. There is little guidance on what penalties an employer will suffer if it fails to follow the procedural requirements in conducting the mass layoff. Finally, the Labor Contract Law requires that the employer discuss the company’s internal rules and regulations that directly affect the employees’ material interests (such as employees’ salary, work hours, leave, benefits, and training, etc.) with all employees or employee representative assemblies and consult with the trade union or employee representatives on such matters before making a final decision.

All of our employees based exclusively within the PRC are covered by these laws. As there has been little guidance and precedents as to how the Labor Contract Law and its Implementing Rules shall be enforced by the relevant PRC authorities, there remains uncertainty as to their potential impact on our business and results of operations. The compliance with the Labor Contract Law and its Implementing Rules may increase our operating expenses, in particular our personnel expenses and labor service expenses. If we want to maintain the enforceability of any of our employees’ post-termination non-competition provisions, the compensation and procedures required under the Labor Contract Law may add substantial costs and cause logistical burdens to us. Prior to the Labor Contract Law such compensation was often structured as part of the employee’s salary during employment, and was not an additional compensation cost. In the event that we decide to terminate employees or otherwise change our employment or labor practices, the Labor Contract Law and its Implementing Rules may also limit our ability to effect these changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations. In particular, our ability to adjust the size of our operations when necessary in periods of recession or less severe economic downturns such as the recent financial turmoil may be affected. In addition, during periods of economic decline when mass layoffs become more common, local regulations may tighten the procedures by, among other things, requiring the employer to obtain approval from the relevant local authority before conducting any mass layoff. Such regulations can be expected to exacerbate the adverse effect of the economic environment on our results of operations and financial condition.

Our failure to fully comply with PRC labor laws exposes us to potential liability.

Companies operating in China must comply with a variety of labor laws, including certain social insurance, housing fund and other staff welfare-oriented payment obligations. While we believe we have complied with such obligations, there exist uncertainties to the interpretation, implementation and enforcement of such obligations.  If relevant governmental authorities determine that we have not complied fully with such obligations, we may be in violation of applicable PRC labor laws and we cannot assure you that PRC governmental authorities will not impose penalties on us for any failure to comply. In addition, in the event that any current or former employee files a complaint with relevant governmental authorities, we may be subject to making up such staff-welfare oriented obligations as well as paying administrative fines.

Risks Related to the Offering and our Securities

Our Common Stock may be affected by limited trading volume and may fluctuate significantly.

Our Common Stock is traded on the Nasdaq Global Select Market. Although an active trading market has developed for our Common Stock, there can be no assurance that an active trading market for our Common Stock will be sustained. Failure to maintain an active trading market for our Common Stock may adversely affect our shareholders’ ability to sell our Common Stock in short time periods, or at all. In addition, sales of substantial amounts of our Common Stock in the public market could harm the market price of our Common Stock. Our Common Stock has experienced, and may experience in the future, significant price and volume fluctuations. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance. These broad market fluctuations may adversely affect the market price of our Common Stock.

Shares eligible for future sale may adversely affect the market price of our Common Stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our Common Stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a six-month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading-volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a one-year holding period. We have granted MSPEA and any other holders of the Convertible Preferred Stock certain registration rights with respect to the Common Stock underlying the Convertible Preferred Stock and any other shares of Common Stock they may otherwise own or acquire in the future.  Any substantial sale of Common Stock pursuant to Rule 144 or pursuant to any resale prospectus, including this resale prospectus used to register the Common Stock underlying the Convertible Preferred Stock, may have an adverse effect on the market price of our securities.

When the registration statement of which this prospectus forms a part becomes effective, there will be a significant number of shares of Common Stock eligible for sale, which could depress the market price of such stock.

Following the effective date of the registration statement of which this prospectus forms a part, a large number of shares of our Common Stock will become available for sale in the public market, which could harm the market price of the stock.  Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well.  In general, a person who has held restricted shares for a period of six months may, upon filing a notification with the SEC on Form 144, sell Common Stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

Your percentage ownership in us may be diluted by future issuances of capital stock and by the conversion of the Convertible Preferred Stock, which could reduce your influence over matters on which stockholders vote.

Subject only to any applicable stockholder approval requirements imposed by the Nasdaq Global Select Market, our board of directors has the authority to issue all or any part of our authorized but unissued shares of Common Stock. Issuances of Common Stock would reduce your influence over matters on which our stockholders vote. The conversion of the Convertible Preferred Stock will dilute your percentage ownership.

Stockholders should have no expectation of any dividends.

To date, we have not declared nor paid any cash dividends. The Board of Directors does not intend to declare any dividends on our Common Stock in the near future, but instead intends to retain all earnings, if any, for use in the operation and expansion of our business. If we decide to pay dividends, foreign exchange and other regulations in China may restrict our ability to distribute retained earnings from China or convert those payments from Renminbi into foreign currencies.

Techniques employed by manipulative short sellers in Chinese small cap stocks may drive down the market price of our Common Stock

Short selling is the practice of selling securities that the seller does not own but rather has, supposedly, borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.  As it is therefore in the short seller’s best interests for the price of the stock to decline, many short sellers (sometime known as “disclosed shorts”) publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a stock short.  While traditionally these disclosed shorts were limited in their ability to access mainstream business media or to otherwise create negative market rumors, the rise of the Internet and technological advancements regarding document creation, videotaping and publication by weblog (“blogging”) have allowed many disclosed shorts to publicly attack a company’s credibility, strategy and veracity by means of so-called research reports that mimic the type of investment analysis performed by large Wall Street firm and independent research analysts.  These short attacks have, in the past, led to selling of shares in the market, on occasion in large scale and broad base.  Issuers with business operations based in China and who have limited trading volumes and are susceptible to higher volatility levels than U.S. domestic large-cap stocks, can be particularly vulnerable to such short attacks.

These short seller publications are not regulated by any governmental, self-regulatory organization or other official authority in the U.S., are not subject to the certification requirements imposed by the Securities and Exchange Commission in Regulation AC (Regulation Analyst Certification) and, accordingly, the opinions they express may be based on distortions of actual facts or, in some cases, fabrications of facts.  In light of the limited risks involved in publishing such information, and the enormous profit that can be made from running just one successful short attack, unless the short sellers become subject to significant penalties, it is more likely than not that disclosed shorts will continue to issue such reports.

While we intend to strongly defend our public filings against any such short seller attacks, often times we are constrained, either by principles of freedom of speech, applicable state law (often called “Anti-SLAPP statutes”), or issues of commercial confidentiality, in the manner in which we can proceed against the relevant short seller.  You should be aware that in light of the relative freedom to operate that such persons enjoy – oftentimes blogging from outside the U.S. with little or no assets or identity requirements – should we be targeted for such an attack, our stock will likely suffer from a temporary, or possibly long term, decline in market price should the rumors created not be dismissed by market participants.

In February, March and May of 2011 there were reports published by the Seeking Alpha website, analysts, and other web-based publishers that contained misleading statements about us.  Although we have responded to each of these reports in press releases dated February 7, 2011, March 24, 2011 and May 19, 2011, there are predictions that there will continue to be more short seller attacks against Chinese companies.  As a result, the price of our stock remains vulnerable to any further attacks in this regard.

We are the subject of pending class action lawsuits which could require us to pay substantial damages or could otherwise have a material adverse effect on us.

Following the publishing of certain reports on the Seeking Alpha website, analyst reports and other web-based articles, we and certain of our officers and directors were named in a number of class action lawsuits alleging, among other things, that we and such officers and directors issued false and misleading information to investors about our financial and business condition. While we believe the claims contained in these lawsuits to be without merit and intend to defend these cases vigorously, these efforts will be both expensive and time consuming and ultimately, due to the nature of the litigation, there can be no assurance that these efforts will be successful.  In addition, our Bylaws and our Amended Articles of Incorporation and an agreement we entered into in favor of MSPEA’s director in connection with the Financing require us to indemnify our directors for breaches of fiduciary duties, subject to certain limited exceptions. As a result of these lawsuits, we are obligated to pay for certain costs and expenses of our directors and may be liable for substantial damages, costs and expenses if the lawsuits are successful. Such litigation could also divert the attention of our management and our resources in general from day-to-day operations.

A recent SEC investor bulletin regarding reverse mergers may drive down the market price of our Common Stock.

On June 9, 2011, the SEC issued an investor bulletin in which it explained the process by which a company becomes a public company by means of a reverse merger, described the potential risks of investing in a reverse merger company and detailed recent enforcement actions taken by it against certain reverse merger companies.  In particular the investor bulletin raised specific concerns with respect to foreign companies that access the U.S. markets through the reverse merger process, as we did.  The SEC investor bulletin could lead investors in our Common Stock to sell their shares and may cause other investors not to invest in us, thus driving down the market price of our Common Stock or making it more difficult for us to raise funds in the future.

If our Common Stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our Common Stock and an investor may find it more difficult to acquire or dispose of our Common Stock in the secondary market.

If our Common Stock were removed from listing with the Nasdaq Global Select Market, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our Common Stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our Common Stock and an investor may find it more difficult to acquire or dispose of our Common Stock on the secondary market. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders include shares of Common Stock acquired by MSPEA in open market purchases in August and September 2011, shares purchased by certain of the Selling Stockholders prior to the Financing in the ordinary course of business, shares issuable by us upon conversion of the Convertible Preferred Stock (including shares of Convertible Preferred Shares which may be issued as dividends in respect thereof), and shares that MSPEA may receive from  Full Alliance in the event that we have not achieved an Income Target and have engaged in certain additional issuances of our equity securities that were not approved in writing by holders of a majority of the Convertible Preferred Stock then outstanding (subject to certain exceptions) but for which no adjustment was made to such Income Target.  For additional information regarding the issuances of the Convertible Preferred Stock, see “Recent Developments” above.  We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time.  Mr. Sun, an employee of an affiliate of the Selling Stockholders, has been one of our directors since  June 9, 2011.  Except for the ownership of the Convertible Preferred Stock, the Selling Stockholders have not had any material relationship with us within the past three years.  In addition, except for the obligations we have to the Selling Stockholders pursuant to the terms of the agreements entered into in connection with the Financing as described in our Financing 8-Ks (each of which is incorporated herein by reference) and the relationship of Mr. Sun with the Selling Stockholders, we do not have any continuing relationship with any of the Selling Stockholders.

None of the Selling Stockholders are broker-dealers.  However, the Selling Stockholders are affiliates of broker-dealers.  MSPEA did not acquire the securities in the Financing as compensation for underwriting activities.  Further, MSPEA has represented to us that they acquired the securities issued in the Financing with investment intent and not with a view to distribution in violation of any applicable securities law or regulation.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders.  In the event that we add, update or change the Selling Stockholders identified in this prospectus, we will do so by means of a prospectus supplement.

The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of shares of Common Stock; and the shares of the Convertible Preferred Stock, as of September 15, 2011, assuming conversion of all of the Convertible Preferred Stock held by the Selling Stockholders on that date.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)			Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering
	Number		Percent			Number	Percent

MSPEA Agriculture Holding Limited	7,809,861	(2)	14.2%	11,997,248	(3)	—	—
Morgan Stanley	7,932,358	(4)	14.4%	37,800		—	—

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder.  Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have shared voting and shared investment power only with MS Persons with respect to the shares set forth opposite such stockholder’s name. Percentage of ownership is based on 49,370,711 shares of Common Stock outstanding as of September 15, 2011.

(2)
Represents 5,681,818 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock issued to MSPEA in the Financing at the initial conversion price of $8.80 per share and 2,128,043 shares of Common Stock purchased in open market transactions in August and September 2011.  Does not include 122,497 additional shares held by the MS Reporting Units which MS Parent (each as defined below) may be deemed to beneficially own.  The information was derived from a Schedule 13D filed by the MS Persons on June 10, 2011, as amended by Amendments No. 1, 2 and 3 thereto filed on August 26, 2011, September 7, 2011, and September 9, 2011 (as so amended, the “MS 13D”).  Each of Morgan Stanley, a Delaware corporation (“MS Parent”), (ii) MS Holdings Incorporated, a Delaware corporation (“MS Holdings”), (iii) Morgan Stanley Private Equity Asia III, Inc., a Delaware corporation (“MS Inc”), (iv) Morgan Stanley Private Equity Asia III, L.L.C., a Delaware limited liability company (“MS LLC”), (v) Morgan Stanley Private Equity Asia III, L.P., a Cayman Islands limited partnership (“MS LP”), (vi) Morgan Stanley Private Equity Asia Employee Investors III, L.P., a Cayman Islands limited partnership (“MS Employee”), and (vii) Morgan Stanley Private Equity Asia III Holdings (Cayman) Ltd, a Cayman Islands limited liability company (“MSPEA Holdings”) may be deemed, through their ownership of all or a controlling amount of the interests of MSPEA (or intermediate holding companies thereof) to beneficially own such securities.  As noted in the MS 13D, in accordance with SEC Release No.  34-39538 (January 12, 1998) (the “Release”), the MS 13D reflects the securities beneficially owned by certain operating units (collectively, the “MS Reporting Units”) of MS Parent and its subsidiaries and affiliates (collectively, “MS”).  Neither the table above nor the MS 13D reflects securities, if any, beneficially owned by any affiliates or operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Release.  The MS Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the MS Reporting Units or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the MS Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the MS Reporting Units.

MSPEA acquired the securities in the ordinary course of business, and at the time of the acquisition, had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

(3)
Includes shares of Common Stock issuable upon conversion of Convertible Preferred Stock in the event of a decrease in the applicable conversion price in the event we do not achieve the Income Targets and shares of Common Stock issuable upon conversion of additional Convertible Preferred Stock which may be issued as pay-in-kind dividends in the future and shares of Common Stock that the Selling Stockholders may receive from Full Alliance in the event that we do not achieve the Income Targets and have engaged in certain additional issuances of our securities that were not approved in writing by holders of a majority of the Convertible Preferred Stock then outstanding (subject to certain exceptions) but for which no adjustment was made to such Income Target.

(4)
Represents Shares of Common Stock (a) issuable upon conversion of the Convertible Preferred Stock issued to MSPEA in the Financing at the initial conversion price of $8.80 per share; (b) 2,128,043 Shares of Common Stock held by the Selling Stockholders; and (c) 122,497 Shares of Common Stock held by the MS Reporting Units which MS Parent may be deemed to beneficially own.  The information was derived from the MS 13D.  Each of MS Parent, MS Holdings, MS Inc, MS LLC, MS LP, MS Employee, and MSPEA Holdings may be deemed, through their ownership of all or a controlling amount of the interests of MSPEA (or intermediate holding companies thereof) to beneficially own such securities.  As noted in the MS 13D, in accordance with the Release, the MS 13D reflects the securities beneficially owned by the MS Reporting Units of MS.  Neither the table above nor the MS 13D reflects securities, if any, beneficially owned by any affiliates or operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Release.  The MS Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the MS Reporting Units or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the MS Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the MS Reporting Units.

MS Parent acquired the securities in the ordinary course of business, and at the time of the acquisition, had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

PLAN OF DISTRIBUTION

The Shares of Common Stock being offered by the Selling Stockholders are (a) those issuable by us upon conversion of the Convertible Preferred Stock  (including shares of Convertible Preferred Shares which may be issued as dividends in respect thereof); (b) those that MSPEA may receive from  Full Alliance in the event that we have not achieved an Income Target and have engaged in certain additional issuances of our equity securities that were not approved in writing by holders of a majority of the Convertible Preferred Stock then outstanding (subject to certain exceptions) but for which no adjustment was made to such Income Target; (c) those purchased in open market transactions during August and September 2011; and (d) those purchased by certain of the Selling Stockholders prior to the Financing in the ordinary course of business.  We will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares of Common Stock.  We will bear all fees and expenses incident to our obligation to register the Shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from the purchasers of the shares of Common Stock.  The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

▪	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

▪	in the over-the-counter market;

▪	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

▪	through the writing of options, whether such options are listed on an options exchange or otherwise;

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	short sales;

▪	sales pursuant to Rule 144;

▪	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume.  The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Convertible Preferred Stock or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.  The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock.  All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $50,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Stockholders will be entitled to contribution.  We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the resale of the Shares by the Selling Stockholders, which total compensation may not exceed 8%.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby have been passed upon for us by Lewis and Roca LLP, Las Vegas, Nevada.

EXPERTS

The consolidated balance sheets of Yongye International, Inc. and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2010 and 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Yongye International, Inc. and subsidiaries as of December 31, 2008 and the related consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for the year ended December 31, 2008 have been incorporated by reference herein in reliance upon the report of MSPC, Certified Public Accountants and Advisors, P.C., incorporated by reference herein , and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus::

▪	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 14, 2011;

▪	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011;

▪	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 9, 2011;

▪	Current Report on Form 8-K filed on April 14, 2011;

▪	Current Report on Form 8-K filed on May 31, 2011;

▪	Current Report on Form 8-K filed on June 10, 2011;

▪	Current Report on Form 8-K filed on August 10, 2011, to the extent that such information is filed and not furnished, and

▪	Current Report on Form 8-K filed on August 25, 2011.

▪	The description of our Common Stock set forth in our Form 8-A, filed on August 31, 2009, including any amendment on reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  We will provide this information upon oral or written request, free of charge.  Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Yongye International, Inc., at our offices located at 6th Floor, Suite 608, Xue Yuan International Tower, No. 1 Zhichun Road, Haidian District, Beijing, PRC. Our telephone number is (86) 10 8231 8866.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at http://www.yongyeintl.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

12,035,048 Shares of Common Stock

YONGYE INTERNATIONAL, INC.

PROSPECTUS

___________, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Yongye International, Inc. in connection with the sale of the Common Stock being registered hereby. The Selling Stockholders will not bear any portion of such expenses. All amounts are estimates except the SEC registration fee.

Description	Amount to be Paid

SEC registration fee	$11,493.83
FINRA filing fee	10,399.94
Legal fees	25,000.00
Accounting fees	3,000.00
Printing and other expenses	5,106.23
TOTAL	$55,000

Item 15. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by our articles of incorporation, bylaws and the Nevada Revised Statutes, or NRS. We believe that the indemnity and limitation of liability provisions contained in our articles of incorporation and bylaws are necessary to attract and retain qualified persons for those positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The following is a summary of the relevant provisions in our articles of incorporation, bylaws, and Nevada law with regard to limitation of liability and indemnification of our directors and officers. The full provisions are contained in the NRS and such documents.

Limitation of Liability. Our articles of incorporation limit the liability of our directors and officers under certain circumstances. Our articles of incorporation provide that the liability of directors or officers for monetary damages are eliminated to the fullest extent permitted by Nevada law.  The NRS provide that an officer or director of a Nevada corporation will not be liable for acts or omissions unless it is proven that the officer's or director's acts or omissions constituted a breach of fiduciary duties and such breach involved intentional misconduct, fraud, or a knowing violation of law.

Indemnification.  Our articles of incorporation provide for the indemnification of our directors and officers to the fullest extent permitted by Nevada law. Our bylaws and the NRS provide that we may indemnify our directors and officers who were or are a party or are threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit, or proceeding unless such person (i) has failed to exercise his powers as an a director or officer of the corporation in good faith and with a view to the interests of the corporation and such act or failure to act involved intentional misconduct, fraud, or a knowing violation of law, and (ii) has failed to act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

Any indemnification, unless ordered by a court or such director or officer has made an undertaking as discussed below, shall be made on a case by case basis upon determination by our stockholders, directors not a party to the action, suit or proceeding, or legal counsel by written opinion that such indemnification is proper in the circumstances.  We are required to indemnify any director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by such person who has been successful on the merits or otherwise in defense of any action, suit, or proceeding.

We will advance expenses of any director or officer incurred in defending any civil or criminal action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Indemnification will not be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

We have also entered into an indemnity agreement with Homer Sun, one of our directors.  We have agreed to indemnify Mr. Sun against all expenses, judgments, fines, penalties, and, subject to certain exceptions, amounts actually and reasonably paid by him in connection with any proceeding, if he is, was or is threatened to be made, a party to or a participant (as a witness or otherwise) in any proceeding, other than a proceeding by or in the right of the corporation to procure a judgment in its favor.  We have also agreed to indemnify Mr. Sun against all expenses actually and reasonably incurred by him or on his behalf in the event he is, was or is threatened to be made, a party to a participant in any proceeding by or in the right of the corporation to procure a judgment in its favor.  To the extent that Mr. Sun is a party to (or a participant in) and is successful, on the merits or otherwise, in any proceeding, or in defense of any claim, issue or matter therein, in whole or in part, we will indemnify him against all expenses actually and reasonably incurred by him or on his behalf in connection therewith.  We will also indemnify Mr. Sun against all expenses actually and reasonably incurred by him to the extent that he, by reason of his status as a director of the Company, is a witness in any proceeding in which he is not a party.  We are required to advance the expenses to be incurred by Mr. Sun in connection with any proceeding within 10 business days after the receipt by us of a statement requesting such advances.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

Item 16. Exhibits

The following is a complete list of exhibits filed as part of this Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the issuer with the Securities and Exchange Commission, as referenced below:

Exhibit Number	Item
3.1	Certificate of Designation.(1)
4.1	Registration Rights Agreement, dated as of June 9, 2011.(2)
5.1*	Opinion of Lewis and Roca LLP

10.1	Securities Purchase Agreement among Registrant, MSPEA Agriculture Holding Limited and Full Alliance International Limited, dated May 29, 2011.(2)
10.2	Stockholders’ Agreement between MSPEA Agriculture Holding Limited and Full Alliance International Limited, dated June 9, 2011.(2)
10.3	Pledge Agreement by and between MSPEA Agriculture Holding Limited and Full Alliance International Limited, dated June 9, 2011.(2)
23.1*	Consent of KPMG, an independent registered public accounting firm.
23.2*	Consent of MSPC, Certified Public Accountants and Advisors, P.C.
23.3*	Consent of Lewis and Roca LLP (included in its opinion filed as Exhibit 5.1)

* Filed Herewith

(1)	Incorporated by reference herein to the Company’s Current Report on Form 8-K filed on June 10, 2011.
(2)	Incorporated by reference herein to the Company’s Current Report on Form 8-K filed on May 31, 2011.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of, and included in, the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, PRC, on September 16, 2011.

YONGYE INTERNATIONAL, INC.

By:	/s/ Zishen Wu
Zishen Wu
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zishen Wu	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	September 16, 2011
Zishen Wu

/s/ Sam Yu	Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2011
Sam Yu

/s/ *	Vice Chairman of the Board	September 16, 2011
Taoran Sun

/s/ *	Vice President of Sales and Marketing and Director	September 16, 2011
Qiang Zhao

/s/ *	Independent Non-Executive Director	September 16, 2011
Xiaochuan Guo

/s/ *	Independent Non-Executive Director	September 16, 2011
Sean Shao

/s/ *	Independent Non-Executive Director	September 16, 2011
Xindan Li

/s/ *	Independent Non-Executive Director	September 16, 2011
Rijun Zhang

/s/ *	Independent Non-Executive Director	September 16, 2011
Homer Sun

* By Zishen Wu, attorney-in-fact.

EXHIBIT INDEX

The following is a complete list of exhibits filed as part of this Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the issuer with the Securities and Exchange Commission, as referenced below:

Exhibit Number	Item
3.1	Certificate of Designation.(1)
4.1	Registration Rights Agreement, dated as of June 9, 2011.(2)
5.1*	Opinion of Lewis and Roca LLP
10.1	Securities Purchase Agreement among Registrant, MSPEA Agriculture Holding Limited and Full Alliance International Limited, dated May 29, 2011.(2)
10.2	Stockholders’ Agreement between MSPEA Agriculture Holding Limited and Full Alliance International Limited, dated June 9, 2011.(2)
10.3	Pledge Agreement by and between MSPEA Agriculture Holding Limited and Full Alliance International Limited, dated June 9, 2011.(2)
23.1*	Consent of KPMG, an independent registered public accounting firm.
23.2*	Consent of MSPC, Certified Public Accountants and Advisors, P.C.
23.3*	Consent of Lewis and Roca LLP (included in its opinion filed as Exhibit 5.1)

* Filed Herewith

(1)	Incorporated by reference herein to the Company’s Current Report on Form 8-K filed on June 10, 2011.
(2)	Incorporated by reference herein to the Company’s Current Report on Form 8-K filed on May 31, 2011.